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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              R.H. PHILLIPS, INC.
                                       AT
                              $7.00 NET PER SHARE
                                       BY
                        TOAST ACQUISITION COMPANY, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                             VINCOR HOLDINGS, INC.
                                AN AFFILIATE OF
                           VINCOR INTERNATIONAL INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
           WEDNESDAY, OCTOBER 4, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               September 7, 2000

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase dated
September 7, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Toast Acquisition Company, Inc., a California corporation ("Purchaser"), a wholly owned subsidiary of Vincor Holdings, Inc., and an affiliate of Vincor International Inc., to purchase all of the outstanding shares of common stock, no par value (the "Shares"), of R.H. Phillips, Inc. (the "Company") at a price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and conditions set forth in the Offer. We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY HAS APPROVED THE OFFER AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    PLEASE NOTE CAREFULLY THE FOLLOWING:

           1. The tender price is $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

           2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Wednesday, October 4, 2000, unless the Offer is extended.

           3.  The Offer is being made for all of the Shares.

           4. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 90% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, EXCLUDING OPTIONS AND WARRANTS
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       TENDERED FOR CANCELLATION, AND (2) THE EXPIRATION OR TERMINATION OF ANY
       APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. CERTAIN DIRECTORS AND SHAREHOLDERS HOLDING APPROXIMATELY 33.2% OF THE CURRENTLY OUTSTANDING SHARES AND 29.5% OF THE SHARES ON A FULLY DILUTED BASIS HAVE AGREED TO TENDER THEIR SHARES. SEE INTRODUCTION AND SECTIONS 1 AND 13 IN THE OFFER TO PURCHASE.

           5. Any brokerage fees, commissions or stock transfer taxes applicable to the sale of the Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

    YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 4, 2000, UNLESS PURCHASER EXTENDS THE OFFER.

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.
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                          INSTRUCTIONS WITH RESPECT TO
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              R.H. PHILLIPS, INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 7, 2000, and the related Letter of Transmittal in connection with the offer by Toast Acquisition Company, Inc., a California corporation, a wholly owned subsidiary of Vincor Holdings, Inc. and an affiliate of Vincor International Inc., to purchase all of the outstanding shares of common stock, no par value (the "Shares") of R.H. Phillips, Inc.

    This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number(1) of Shares to be Tendered:  -------    Shares

Account Number:  ---------------------------------------------

Dated:  ------------------------, 2000

                                   SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone No.:

Taxpayer ID No. or Social Security No.:

(1)Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.